Ex. 4(vi)

Rider Section 1.	RIDER DATA PAGE	CONTRACT NUMBER: [123456789]

GUARANTEED LIFETIME WITHDRAWAL BENEFIT (GLWB)

1.01		GENERAL INFORMATION

		Covered Person	Issue Age
		[John Doe]	[50]

	[	Joint Covered Person	Issue Age
		[Jane Doe]	[50]]

		Owner(s)	Contract Issue Date
		[John Doe]	[October 1, 2018]

1.02	GLWB PAYMENT INFORMATION
	Earliest GLWB Payment Start Date:	[Contract Anniversary following the 50th birthday of the
younger Covered Person or the first Contract Anniversary,
whichever is later]
1.03	ANNUAL INCREASE PERIOD
	Maximum Annual Increase Period:	[10 Years]

1.04	GLWB RIDER FEE

	GLWB Rider Fee:	[0.XX]% multiplied by the average daily GLWB Benefit Base for the prior Contract Year as described in Rider Section 9.01.

1.05	WITHDRAWAL PERCENTAGE TABLE

[ Age of Covered Person* as of the Contract Issue Date	Base Withdrawal Percentage		Annual Increase Percentage
	Single Life	Joint Life	Single Life	Joint Life
<55	2.00%	1.50%	0.40%	0.40%
55 - 59	3.00%	2.50%	0.40%	0.40%
60 - 64	4.00%	3.50%	0.40%	0.40%
65 - 74	5.00%	4.50%	0.40%	0.40%
75 - 79	6.00%	5.50%	0.40%	0.40%
80+	7.00%	6.50%	0.40%	0.40%

*If there are two Covered Persons, we will use the age of the younger Covered Person as of the Contract Issue Date.]

2018-RILA-GLWBDP